Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                      Philadelphia, Pennsylvania 19103-6993
                           (215) 963-5000 (telephone)
                           (215) 963-5299 (facsimile)



February 5, 1997

Specialty Care Network, Inc.
44 Union Boulevard, Suite 600
Lakewood, Colorado 80228

Re:      Specialty Care Network, Inc.
         Registration Statement on Form S-1 (No. 333-17627)
         --------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Specialty Care Network, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-1 (the "Registration Statement"), relating to the offering of up to 3,733,462 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), of which 3,450,000 shares of Common Stock (the "Company Shares"), including 450,000 shares purchasable by the underwriters upon exercise of their overallotment option, are to be newly issued and sold by the Company, and 283,462 shares of Common Stock (the "Selling Stockholder Shares") are to be sold by the selling stockholders (the "Selling Stockholders") listed in the Registration Statement under "Principal and Selling Stockholders."

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Certificate of Incorporation, as amended; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) a draft of the Underwriting Agreement pertaining to the proposed offering subject to the Registration Statement; and (f) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that, (i) when issued by the Company in the manner contemplated in the Registration Statement, the Company Shares will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

Our opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP